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                                                                    Exhibit 5(d)



                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT


         This Amendment is made as of October 1, 1998, between Performance Funds Trust (the "Trust"), BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services and BISYS Fund Services, Ohio, Inc. The parties hereby amend the Administration Agreement (the "Agreement") between the Trust and BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services, dated as of October 1, 1996, as set forth below.

         WHEREAS, the parties hereto wish to substitute BISYS Fund Services Ohio, Inc. for BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services as the Administrator under the Agreement;

         WHEREAS, the parties hereto wish to modify the portion of Schedule A to the Agreement entitled "Portfolios";

         WHEREAS, the parties hereto wish to modify the portion of Schedule A to the Agreement entitled "Fees"; and

         WHEREAS, the parties hereto wish to modify the portion of Schedule A to the Agreement entitled "Term".

         NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

         1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

         2. BISYS Fund Services Ohio, Inc. (the "Administrator") shall replace BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services as the Administrator under the Agreement.

         3. Schedule A to the Agreement shall be amended by replacing the second sentence of the section entitled "Portfolios" with the following:


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                  The current Portfolios of the Trust are set forth below:

                           The Short Term Government Income Fund;
                           The Intermediate Term Government Income Fund; The Large Cap Equity Fund;
                           The Money Market Fund;
                           The Mid Cap Growth Fund; and
                           The Small Cap Fund.

         4. Schedule A to the Agreement shall be amended by replacing the first paragraph of the section entitled "Fees" with the following:

                  Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                                    Fifteen one-hundredths of one percent (.15%) of the Trust's average daily net assets.

         5. Schedule A to the Agreement shall be amended by replacing the section entitled "Term" with the following:

                  The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on September 30, 2003. Thereafter, this Agreement shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation and costs provided in Schedule A and Articles 3 and 4 hereof, the amount of all of the Administrator's costs for services in connection with the Administrator's activities in effecting such termination,



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                  including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, in exchange for payment of its costs, the Administrator will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                  In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach. In the event the breach is not remedied within such time period, the nonbreaching party may immediately terminate this Agreement.

                  In the event that the Administrator or its direct or indirect parent, directly or indirectly merges with, or sells substantially all of its assets to, another entity (a "Change of Control"), the Trust shall have an option to terminate this Agreement, subject to the liquidated damages provisions set forth below, upon the provision of 60 days written notice to the Administrator. Such option shall expire on the 60th day following the effective date of the Change of Control.

                  If, for any reason, other than (i) non-renewal or (ii) termination based upon a material breach of this Agreement, the Administrator is replaced by the Trust as the Administrator, or if a third party is added by the Trust to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 2 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to the Administrator equal to the balance due the Administrator for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Trust on the date the Administrator is replaced, or a third party is added, will remain constant for the balance of the contract term.

                  In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that (i) the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services and (ii) for purposes of calculating the payment amount representing liquidated damages, the appropriate asset level of the Trust shall be the greater of: (i) the asset level



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                  calculated for the Trust at the time the Trust's Board of
                  Directors receives notification of an intention on the part of Fund management to effect such a business reorganization or liquidation; (ii) the asset level calculated for the Trust at the time the Trust's Board of Directors formally approves such a business reorganization or liquidation; or (iii) the asset level calculated for the Trust on the day prior to the first day during which assets are transferred by the Trust pursuant to the plan of reorganization or liquidation. The one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred pursuant to the plan of reorganization or liquidation.

                  The parties further acknowledge and agree that, in the event the Administrator ceases to be retained, as set forth above,
                  (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator damages incurred and is not intended to constitute any form of penalty.

         6. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

         7. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.



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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                        PERFORMANCE FUNDS TRUST


                                        By: __________________________________

                                        Title:________________________________



                                        BISYS FUND SERVICES
                                        LIMITED PARTNERSHIP

                                        By: BISYS Fund Services, Inc.,
                                              General Partner


                                        By: __________________________________

                                        Title:________________________________



                                        BISYS FUND SERVICES OHIO, INC.


                                        By: __________________________________

                                        Title:________________________________





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